EXHIBIT 99.1

Broadridge Updates Investor Presentation
New York, N.Y., March 3, 2020 – Broadridge Financial Solutions (NYSE:BR) updated its investor presentation ahead of its attendance at the Raymond James 41st Annual Institutional Investors Conference in Orlando, where Tim Gokey, Chief Executive Officer will be speaking at 11:35 AM EST. In its updated investor presentation, Broadridge provided additional details regarding its Fiscal Year 2020 financial guidance released on January 31, 2020. The company indicated that it expected third quarter Adjusted Earnings per Share to be approximately one third of the total expected adjusted earnings per share for the full fiscal year 2020. The additional information refers to Broadridge’s forecast as of January 31, 2020.
A link to the live webcast of this presentation and a copy of the company’s updated investor presentation, is available via the Broadridge Investor Relations home page at www.broadridge-ir.com.
About Broadridge
Broadridge Financial Solutions, Inc. (NYSE: BR), a $4 billion global Fintech leader, is a leading provider of investor communications and technology-driven solutions to banks, broker-dealers, asset and wealth managers and corporate issuers. Broadridge's infrastructure underpins proxy voting services for over 50 percent of public companies and mutual funds globally, and processes on average more than $7 trillion in fixed income and equity securities trades per day. Broadridge is part of the S&P 500® Index and employs over 11,000 associates in 18 countries.
For more information about Broadridge, please visit www.broadridge.com.
Contact Information
Investors:
W. Edings Thibault
Investor Relations
(516) 472-5129
Media:
Gregg Rosenberg
Corporate Communications
(212) 918-6966